As filed with the Securities and Exchange Commission on June 12, 1998
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      -------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                      -------------------------------------

                                 VIDEOLABS, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                            41-1726281
    (State or other jurisdiction of    (I.R.S. Employer Identification No.)
     incorporation or organization)

                             5960 Golden Hills Drive
                          Minneapolis, Minnesota 55416
                                 (612) 542-0061
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies to:
             Jill R. Larson                       Robert R. Ribeiro, Esq.
     Vice President, Administration                Hinshaw & Culbertson
             VIDEOLABS, Inc.                     3100 Piper Jaffray Tower
         5960 Golden Hills Drive                  222 South Ninth Street
      Minneapolis, Minnesota  55416            Minneapolis, Minnesota 55402
             (612) 542-0061                           (612) 334-8025

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=============================================================================================
                                            Proposed           Proposed
     Title of Each          Amount           Maximum            Maximum          Amount of
   Class of Securities       to be        Offering Price       Aggregate       Registration
    to be Registered       Registered      Per Share*       Offering Price*         Fee
---------------------------------------------------------------------------------------------
      Common Stock
    ($.01 par value)       2,419,601         $1.21875           $2,948,889        $870.00
=============================================================================================

* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on June 10, 1998, as reported on the Nasdaq market system.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion: dated June 12, 1998

PROSPECTUS
                                 VIDEOLABS, INC.
                              ---------------------

                                2,419,601 SHARES
                                       OF
                                  COMMON STOCK
                                ($.01 PAR VALUE)
                              ---------------------

         This Prospectus relates to an aggregate of 2,419,601 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of VideoLabs, Inc., a Delaware corporation ("Videolabs" or the "Company"), that may be sold from time to time by the shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees. Of the total 2,419,601 shares offered hereby, 706,026 shares were issued by the Company upon exercise of warrants, 201,478 shares were issued pursuant to contractual commitments, and 1,512,097 shares may be issued by the Company upon exercise of outstanding warrants and nonemployee options.

         Any or all of the Shares may be offered from time to time in transactions on the over-the-counter market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

         The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

         The Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq SmallCap Market System under the symbol "VLAB." On June 10, 1998, the last reported sale price of the Common Stock as reported on the Nasdaq SmallCap Market System was $1.21875 per share.

                              ---------------------

            FOR INFORMATION CONCERNING CERTAIN RISKS RELATED TO THIS
               OFFERING, SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF
                                THIS PROSPECTUS.

                              ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.
                The date of this Prospectus is ___________, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the web site is http://www.sec.gov. In addition, the Common Stock of the Company is quoted on the Nasdaq SmallCap Market System, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, 1735 K. Street N.W., Washington, D.C. 20006. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

         (a) the Annual Report on Form 10-KSB for the year ended December 31, 1997;

         (b) the Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998;

         (c) the description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Ms. Jill Larson, VideoLabs, Inc., 5960 Golden Hills Drive, Minneapolis, Minnesota 55416, telephone number (612) 542-0061.


                                  RISK FACTORS

         The following risk factors should be considered carefully in addition to the other information contained in or incorporated by reference into this Prospectus before purchasing the Common Stock offered hereby. This Prospectus, including the information incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent the Company's expectations or beliefs concerning future events, including the following: any statements regarding future sales and gross profit percentages, any statements regarding the continuation of historical trends, any statements regarding the sufficiency of the Company's cash balances and cash generated from operating and financing activities for the Company's future liquidity and capital resource needs. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those projected in the forward-looking statements as a result, in part, of the risk factors set forth below. In connection with the forward-looking statements which appear in this Prospectus, including the information incorporated herein by reference, prospective purchasers of VideoLabs Common Stock offered hereby should carefully review the factors set forth below.

LIMITED HISTORY OF PROFITABILITY

         The Company achieved its first year of four consecutive profitable quarters, and its second profitable year, during the fiscal year ended December 31, 1997. There can be no assurance that profitable operations can be maintained in the future. As of December 31, 1997, the Company had an accumulated deficit of $2.3 million.

QUOTATION BY NASDAQ

         The Company's Common Stock is currently traded in the national over-the-counter market and quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") SmallCap Market System. Nasdaq rules require that companies quoted on the Nasdaq SmallCap Market System have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000. As of March 31, 1998, the Company had total assets of $3,947,753 and capital and surplus of $3,346,996. If the Company's Common Stock is not quoted by Nasdaq in the future, it will be quoted in the local over-the-counter "pink sheets" and may also be reported on the Nasdaq OTC Bulletin Board. However, in such event, the public trading market for the Company's Common Stock could be adversely affected. There can be no assurance that the Company will be able to meet the applicable requirements for maintaining its Nasdaq SmallCap Market quotation in the future.

COMPETITION

         The electronic camera market is highly competitive. The Company competes with a number of companies ranging from very small businesses to large companies, some of which have substantially greater financial, manufacturing, marketing and product development resources than the Company. Some of these other companies manufacture and sell electronic cameras as well as video-capture equipment, and some are distributors for these products. The Company believes that it competes most directly with Sony, Toshiba, Panasonic, Ken A Vision, Sharp Electronics and Elmo.

         Because the Company manufactures its product lines through the assembly of component parts which are readily available in the world marketplace, there are few barriers which would prevent others from designing and assembling products similar to those sold by the Company.

         The Company competes for electronic camera sales primarily on the basis of image quality, design, focus, costs, flexibility, delivery time, reputation, reliability, the effectiveness of its sales and distribution channels and its customer service. The Company believes that its products compete favorably on these factors, although there can be no assurance that this will continue to be true in the future.

TECHNOLOGICAL CHANGE

         The markets for the Company's products are characterized by rapid technological change and evolving industry standards and, further, are highly competitive with respect to timely product innovation, the introduction of profits embodying new technology and the emergence of new industry standards which can render existing products obsolete and non-marketable. The Company's success depends on its ability to anticipate changes in technology and industry standards and thereby to develop and successfully introduce new and enhanced products on a timely basis. If the Company is unable for technological or other reasons to develop products in a timely manner in response to changes in the marketplace or if products or product enhancements that the Company develops do not achieve market acceptance, the Company's business will be materially and adversely affected.

DEPENDENCE ON KEY PERSONNEL

         The success of the Company is dependent upon the services of Mr. James Hansen, the Chairman, Chief Executive Officer and Treasurer of VideoLabs. On June 1, 1997, the Company entered into a three year employment agreement with Mr. Hansen which contains provisions prohibiting competition with the Company under certain conditions. The Company does not maintain key-man life insurance on Mr. Hansen.

GOVERNMENT REGULATION

         Products sold by the Company are subject to regulations of the U.S. Government Federal Communication Commission and European product compliance requirements. All products sold by the Company have met mandatory requirements of both the FCC and CE regulations. The Company does not know of any pending regulations which would affect its operations or products.

LIMITED PROPRIETARY PROTECTION

         The Company attempts to protect the proprietary rights to its products by use of patents, copyrights, trade secret law and internal non-disclosure safeguards. The source code for the software contained in the Company's products is considered proprietary and is not furnished to customers. The Company has also entered into confidentiality and non-compete agreements with certain key employees as well as outside consultants. Despite these restrictions, it may be possible for competitors or users to copy aspects of the Company's products or to obtain information that the Company regards as proprietary.

         The Company has received a patent for the FlexCam and several of its healthcare products and intends to vigorously defend these patents in the marketplace.

         FlexCam was originally engineered by outside consultants at the direction of the Company. The Company has a royalty agreement with the original design firm and pays two percent (2%) of revenues resulting from the first 36,000 electronic camera sales and one percent (1%) of the revenues from the subsequent 20,000 unit sales and one-half percent (0.5%) of the next 20,000 unit sales. The Company has shipped approximately 71,000 units under this agreement.

         Because of the rapid pace of technological changes in the computer industry, the Company believes that patent, trade secret and copyright protection are less significant to its competitive position than are factors such as the knowledge, ability and experience of the Company's personnel, the Company's success at new product development and frequent product enhancements, and the Company's name recognition and ongoing reliable product maintenance and support.

NO CASH DIVIDENDS

         The Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future.

LIMITATION OF DIRECTOR LIABILITY

         The Company's Certificate of Incorporation and Bylaws provide for indemnification of directors to the full extent permitted by the Delaware Business Corporation Law and, to the extent permitted by such law, eliminate or limit the personal liability of directors to the Company and its shareholders for monetary damages for certain breaches of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 VIDEOLABS, INC.

GENERAL

         VideoLabs, Inc. (the "Company") is a Delaware corporation which was incorporated in 1992. The Company designs and manufactures image capture, transmission and manipulation devices for use as components of systems for identification, medical, desktop computer video applications, video-teleconferencing and computer-based and non-computer based solutions.

         The Company believes that there are opportunities for growth in the application of the core technologies of the Company in several market segments. The potential for increases in use of image capture devices in audio visual, education and computer markets is increasing as computer markets is increasing as computer processing power, speed and cost factors have all improved as has higher capacity transmission utilities. The Company has also observed emerging applications in the use of video image capture solutions in identification, medical and other market segments that are primarily due to new, flexible, lower cost digital applications that allow for unique solutions targeted at potential niche markets.

         The Company's short term strategy is to develop or acquire image capture solutions for specific niche markets in education, audio visual, identification and medical applications where it already has distribution resources and can provide value-added solutions.

THE COMPANY STRATEGY

         The Company's business strategy is to utilize its core competencies in analog and digital image capture development and distribution to provide solutions for individual and organizational customers and to earn an acceptable return on equity for the Company's shareholders.

FOCUS ON PROFITABLE GROWTH

         The Company is focused on internal growth in profitable niches in professional image capture solutions for audio visual, education, identification and medical markets where it currently has distribution system capabilities. The Company intends to become a multiple product supplier in these markets through internal product development and through product acquisitions. The Company is positioned to respond to growth opportunities in the desktop video and computer videoconferencing markets as profitable niches and internal resources become available.

         The Company has instituted an ISO 9001 quality program and is working with its suppliers to reduce cost of goods sold and inventory levels while improving quality and customer response times. Furthermore the Company is working on partnerships with its suppliers and distributors to reduce cost of goods sold and selling expenses while shortening cycle times and putting the Company closer to our customers in the selling channel. The Company also believes that acquisition opportunities exist in markets with potential to leverage existing technology, distribution systems or the administrative infrastructure.

RECENT DEVELOPMENTS

         In March 1998, certain warrantholders exercised a total of 594,691 warrants at an exercise price of $0.6875. The Company received a total of $408,850 in proceeds from the exercise of these warrants into the Company's common stock. Currently the Company has approximately 1.1 million warrants remaining that have expiration dates extending over the period of July 31, 1998 to January 15, 1999 with potential proceeds of approximately $750,000 (assuming the exercising of all outstanding warrants).

         On April 6, 1998, the Company closed on an acquisition of assets and intellectual property rights of Video Dynamics, Inc., a Florida corporation. Video Dynamics is located in Sunrise, Florida and will be operating as a division of the Company called VideoLabs' Healthcare Products Division. The founders of Video Dynamics are now both employees of the Company. The total purchase price consisted of a combination of Company stock and cash totaling $500,000.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information as to the maximum number of Shares that may be sold by each of the Selling Shareholders pursuant to this Prospectus.

                                                                                           Percent of
                                        Number of        Number of        Number of       Common Stock
                                      Shares Owned         Shares       Shares to be      Owned After
                                      Prior to the        Offered        Owned After     Completion of
Name                                    Offering           Hereby     the Offering (12)     Offering
----                                    --------           ------     -----------------     --------
John Collins (1)                          65,455         32,122(5)          33,333              *
Ward Johnson (2)                         336,769         32,000(a)         304,769            7.8
Christian Johnson                         20,000         20,000(a)               0              *
Margit Johnson                            20,000         20,000(a)               0              *
Erik Johnson                              20,000         20,000(a)               0              *
Andrew J. Porter Irrevocable
Trust U/A 7/25/90                         81,816         81,816(6)               0              *
Kathleen Porter Irrevocable Trust
U/A 5/18/89                               81,816         81,816(7)               0              *
Maria Porter Irrevocable
Trust U/A 7/25/87                         81,816         81,816(8)               0              *
Michael Porter Irrevocable Trust
U/A 1/23/88                               81,816         81,816(9)               0              *
James Hansen (3)                         419,976        320,000(10)         99,976            2.6%
Timothy A. Gagner                         72,722         72,722(b)               0              *
Richard F. Craven (4)                    647,484        292,460(11)        355,024            9.1%
A. J. Porter                              41,971         41,971(a)               0              *
Ann Johnson                               29,091         29,091(a)               0              *
Ann Crowely                                8,145          8,145(b)               0              *
William M. and Sandra K
Metcalf                                   58,183         58,183(b)               0              *
Kathleen Stroh                             8,145          8,145(b)               0              *
David J. and Virginia E
Griswald                                   8,145          8,145(b)               0              *
Richard L. Robinson & F
Lee Robinson                              40,727         40,727(b)               0              *
Marion & Louise Waters                     8,145          8,145(b)               0              *
Howard V. O'Connell                       34,618         34,618(b)               0              *
Alan C. Phillips                          81,455         81,455(b)               0              *
James F. Pederson                          8,145          8,145(b)               0              *
First Trust National Assoc,
FBO James V. Vessey IRA                    1,000          1,000(a)               0              *
Robert S Spong                            34,618         34,618(b)               0              *
John G. Kinnard & Co.                    101,818        101,818(b)               0              *
Binford & Assoc. Profit Sharing            4,073          4,073(b)               0              *
Bright M. Dornblaser                       8,145          8,145(b)               0              *
Byron Shaffer                            162,909        162,909(b)               0              *
Charles McMunn                            16,291         16,291(b)               0              *
Dave Olson                                30,545         30,545(b)               0              *
Dorothy Trisko                             7,270          7,270(b)               0              *
Gary T. Alkire                            20,364         20,364(b)               0              *
George O. Johnson                          8,145          8,145(b)               0              *
Karen Struve                               8,145          8,145(b)               0              *



                                        8





Mary S. Binford                            2,036          2,036(b)               0              *
Michael S. McGray                          4,073          4,073(b)               0              *
Norman and Kahthryn Craven                 2,036          2,036(b)               0              *
Sheldon and Ruth Gustafson                 4,073          4,073(b)               0              *
Timothy and Susan Thompson                 2,097          2,097(b)               0              *
Dirk D. Draayer                              815            815(b)               0              *
Don and Alice Craven                       8,145          8,145(b)               0              *
Glen and Margret Thompson                  8,145          8,145(b)               0              *
Gregory D. Craven                          4,073          4,073(b)               0              *
Gretchen M. Craven                         4,073          4,073(b)               0              *
James E. Kopriva                           2,036          2,036(b)               0              *
Jan Gniffke                                  815            815(b)               0              *
Larry F. Gehl                              2,851          2,851(b)               0              *
Lisa Wing                                    815            815(b)               0              *
Michael P. Craven                          1,018          1,018(b)               0              *
Rick Lalonde                                 815            815(b)               0              *
Robert A. and Karen J. Craven              4,073          4,073(b)               0              *
Scott C. Dunlop                            2,036          2,036(b)               0              *
Todd R. Craven                             4,073          4,073(b)               0              *
A. J. Kamps                               40,727         40,727(b)               0              *
Charles H. Colby                          20,364         20,364(b)               0              *
Jay Jackson                                7,273          7,273(b)               0              *
David Krekelberg                          60,000         60,000(b)               0              *
Frank Broghammer                           2,500          2,500(b)               0              *
Ted Davies                                10,000         10,000(b)               0              *
Gary Campbell                              2,500          2,500(b)               0              *
Video Dynamics, Inc.                     201,478        201,478(a)               0              *
b. warrant holdings                        2,480          2,480(b)               0              *
Wayne Mills                                3,400          3,400(b)               0              *
Dennis Hanish                              4,500          4,500(b)               0              *
John Ryden                                 4,500          4,500(b)               0              *
Edward Higgins                             5,000          5,000(b)               0              *
Richard B. Heise                          65,060         65,060(b)               0              *
John E. Feltl                             65,060         65,060(b)               0              *
                                      ----------       -----------             ---
    TOTAL                              3,202,703      2,419,601            793,102              *
                                      ==========      =========            =======


===============================================================================

(a)  Denotes Shares issued and outstanding.
(b)  Denotes Shares issuable upon exercise of outstanding warrants or options.
*    Less than 1 percent.
(1)  Mr. Collins is a director of the Company.
(2)  Mr. Johnson is a director of the Company.
(3) Mr. Hansen is the Chairman, CEO and Treasurer of the Company. (4) Mr. Crave is a director of the Company
(5) Reflects 12,122 issued and outstanding Shares and 20,000 Shares issuable upon exercise of warrants or options.
(6) Reflects 52,900 issued and outstanding Shares and 28,916 Shares issuable upon exercise of warrants or options.
(7) Reflects 52,900 issued and outstanding Shares and 28,916 Shares issuable upon exercise of warrants or options.
(8) Reflects 52,900 issued and outstanding Shares and 28,916 Shares issuable upon exercise of warrants or options.
(9) Reflects 52,900 issued and outstanding Shares and 28,916 Shares issuable upon exercise of warrants or options.
(10) Reflects 170,000 issued and outstanding Shares and 150,000 Shares issuable upon exercise of warrants or options.
(11) Reflects 188,969 issued and outstanding Shares and 103,471 Shares issuable upon exercise of warrants or options.
(12) Assumes all shares being registered in this offering will be sold. However, to the Company's knowledge, the holders of such securities have no commitment to anyone to sell all or part of the securities being registered.

                              PLAN OF DISTRIBUTION

         The Shares will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including a certain amount of legal and accounting fees.

         The Selling Shareholders may offer and sell the Shares from time to time in transactions on the over-the-counter market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders.

         The Selling Shareholders and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent public accountants, as indicated in their report with respect thereto, and incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon for the Company by Hinshaw & Culbertson, 222 South Ninth Street, Minneapolis, Minnesota 55402.

         No dealer, salesperson or any other
 person has been authorized to give any
 information or to make any representations          2,419,601 Shares
 other than those contained in this
 Prospectus, and, if given or made, such
 information or representations must not be
 relied upon as having been authorized by the
 Company, any Selling Shareholder or any
 other person. This Prospectus does not
 constitute an offer to sell or a                     VIDEOLABS, INC.
 solicitation of any offer to buy to any
 person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful.
 Neither the delivery of this Prospectus nor any offer of sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

              --------------------                     Common Stock

              TABLE OF CONTENTS




                                       Page



AVAILABLE INFORMATION...................  2
                                                       --------------
INCORPORATION OF CERTAIN DOCUMENTS                       PROSPECTUS
BY REFERENCE............................  2            --------------

RISK FACTORS............................  3

VIDEOLABS, INC..........................  6

SELLING SHAREHOLDERS....................  8

PLAN OF DISTRIBUTION.................... 10

EXPERTS  ............................... 10

LEGAL MATTERS........................... 10
                                                       ________, 1998
===========================================       ==============================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC Registration Fee                        $        870
         Accounting Fees and Expenses                         800
         Legal Fees and Expenses                            3,000
         Miscellaneous                                        500
                                                              ---
           Total                                     $      5,170

         All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Under Delaware law, the directors and officers of the Company are entitled, under certain circumstances, to be indemnified by it against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable for negligence or misconduct in the performance of their duties to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct. The Certificate of Incorporation and Bylaws of VideoLabs provides that VideoLabs indemnify officers and directors to the extent permitted by law as now enacted or hereafter amended.

         VideoLabs also maintains an insurance policy or policies to assist in funding indemnification of directors and officers for certain liabilities.

ITEM 16.  LIST OF EXHIBITS

         5        Opinion of Hinshaw & Culbertson regarding legality.

         23.1     Consent of Boulay, Heutmaker, Zibell & Co. P.L.L.P.

         23.2 Consent of Hinshaw & Culbertson (included in Exhibit 5 to this Registration Statement).

         24       Power of Attorney.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                  section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising Under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 11, 1998.

                                        VIDEOLABS, INC.


                                        By  /s/ James Hansen
                                           -------------------------------------
                                            James Hansen
                                            Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


By             /s/ James Hansen
         ----------------------------------------       Dated: June 11, 1998
         James Hansen
         Chairman and Chief Executive Officer
         (principal executive officer)


By             /s/ James Hansen
         ----------------------------------------       Dated: June 11, 1998
         James Hansen
         Treasurer
         (principal financial officer)
         (principal accounting officer)


By             *                                        Dated: June 11, 1998
         ----------------------------------------
         Ward Johnson
         Director


By             *                                        Dated: June 11, 1998
         ----------------------------------------
         Richard Craven
         Director


By             *                                        Dated: June 11, 1998
         ----------------------------------------
         John Collins
         Director


*By            /s/ James Hansen                         Dated: June 11, 1998
         ----------------------------------------
         James Hansen
         As Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit No.       Description                                          Page
     5            Opinion of Hinshaw & Culbertson regarding legality..
     23.1         Consent of Boulay, Heutmaker, Zibell & Co. P.L.L.P..
     24           Power of Attorney...................................